Exhibit  99.1

                         Tri City Bankshares Corporation
                        Quarterly Brochure Financial Data

INCOME STATEMENT (unaudited)

                                              Three Months Ended
                                            03/31/05      03/31/04
Interest Income                            $9,131,777    $8,073,790
Interest Expense                            1,552,949     1,186,910
Net Interest Income                         7,578,828     6,886,880
Other Income                                2,114,975     1,574,722
Less: Other Operating Expenses              5,888,837     5,859,866
Income Before Income Taxes                  3,804,966     2,601,736
Provision for Income Taxes                  1,254,000       700,000
Net Income                                 $2,550,966    $1,901,736
Net Income Per Common Share                $     0.30    $     0.23

BALANCE SHEET (unaudited) March 31, 2005 and 2004 ****************************

Assets                                      2005           2004        Liabilities & Equity            2005           2004
Cash and Due                           $ 22,948,299   $ 25,434,880     Non Interest Bearing       $153,527,596   $152,497,931
Investment Securities                   158,300,225    156,264,166     Interest Bearing            411,297,517    393,461,280
                                                                                                  -------------  --------------
Federal Funds Sold                        3,709,097              -     Total Deposits              564,825,113    545,959,211
Total Loans                             476,888,216    429,265,534     Short Term Debt              31,510,592      6,524,152
Reserve for Loan Losses                  (5,632,051)    (5,345,278)    Other Liabilities             2,272,589      1,879,449
                                       -------------  -------------                               -------------  -------------
Net Loans                               471,256,165    423,920,256     Total Liabilities           598,608,294    554,362,812
Bank Premises & Equipment                20,741,481     21,580,731     Common Stock                  8,468,525      8,283,730
Cash surrender value of life insurance   10,460,418     10,090,484     Additional Paid-In Capital   18,523,586     15,117,797
Other Assets                              5,722,230      4,986,100     Retained Earnings            67,537,510     64,512,278
                                       -------------  -------------                               -------------  -------------
                                                                       Total Stockholders' Equity   94,529,621     87,913,805
                                                                                                  -------------  -------------
Total Assets                           $693,137,915   $642,276,617     Total Liabilities & Equity $693,137,915   $642,276,617
                                       =============  =============                               =============  =============

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                                 Stock Valuation

The Corporation's stock is traded on the over-the-counter market under the trading symbol "TRCY." Trading in the Corporation's stock is limited and sporadic and the Corporation believes that no established trading market for the Corporation's stock exists. For purposes of the Corporation's Automatic Dividend Reinvestment Plan, the Board of Directors is required to establish the "Fair MarketValue" of the Corporation's stock on a quarterly basis based on factors set forth in the Dividend Reinvestment Plan. The following table sets forth the Fair Market Value established under the Dividend Reinvestment Plan over the past two years.


January 2005   $   19.50     January 2004   $   19.40
October 2004       19.40     October 2003       19.20
July 2004          19.40     July 2003          19.20
April 2004         19.40     April 2003         17.50